FORM 4                                              OMB APPROVAL
                                                    ----------------------------
                                                    OMB NUMBER: 3235-0287
                                                    EXPIRES:  FEBRUARY 1, 2001
                                                    ESTIMATED AVERAGE BURDEN
                                                    HOURS PER RESPONSE ....  1.0
                                                    ----------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
               SECTION 30(1) OF THE INVESTMENT COMPANY ACT OF 1940

[  ] Check this box if no longer
     subject to Section 16. Form 4 or
     Form 5 obligations may
     continue. See instruction 1(b).
________________________________________________________________________________
1.   Name and Address of Reporting Person

   Reicher                           Michael               K.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

             C/o Halsey Drug Co., Inc. 695 N. Perryville Rd. Bldg. 2
--------------------------------------------------------------------------------
                                    (Street)

  Rockford,                        Illinois              61107
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Halsey Drug Co., Inc.                   Symbol:  HDGC

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     01/02

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Chief Executive Officer
________________________________________________________________________________

================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                               6.
                                                                4.                              5.             Owner-
                                                                Securities Acquired (A) or      Amount of      ship
                                                 3.             Disposed of (D)                 Securities     Form:      7.
                                                 Transaction    (Instr. 3, 4 and 5)             Beneficially   Direct     Nature of
                                   2.            Code           ----------------------------    Owned at End   (D) or     Indirect
1.                                 Transaction   (Instr. 8)                     (A)             of Month       Indirect   Beneficial
Title of Security                  Date          ------------       Amount      or     Price    (Instr. 3      (I)        Ownership
(Instr. 3)                         (Month/Day     Code     V                    (D)             and 4)         (Instr.4)  (Instr. 4)
                                   Year)
------------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================

 Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                     (over)

               (Print or Type Responses)     SFC 1474 (3/91)


*See footnote 2 on Table II

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                         9.         10.
                                                                                                         Number     Owner-
                                                                                                         of         ship
                                              5.                                                         Deriv-     Form
                2.                            Number of                                                  ative      of
                Conver-                       Derivative                     7.                          Secur-     Deriv-   11.
                sion                          Securities                     Title and Amount            ities      ative    Nature
                or                            Acquired    6.                 of Underlying       8.      Bene-      Secur-   of
                Exer-              4.         Securities  Date               Securities          Price   fi-        ity:     In-
                cise     3.        Trans-     (A) or      Exercisable and    (Instr. 3 and 4)    of      cially     Direct   direct
                Price    Trans-    action     Disposed    Expiration Date    ----------------    Deriv-  Owned      (D) or   Bene-
1.              of       action    Code       of(D)       (Month/Day/Year)           Amount      ative   at End     In-      ficial
Title of        Deriv-   Date      (Instr.    (Instr. 3,  -----------------          or          Secur-  of         direct   Owner-
Derivative      ative    (Month/   8)         4 and 5)    Date     Expira-           Number      ity     Month      (I)      ship
Security        Secur-   Day/      ---------  ----------  Exer-    tion              of          (Instr. (Instr.    (Instr.  (Instr.
(Instr. 3)      ity      Year)     Code   V    (A)  (D)   cisable  Date      Title   Shares      5)      4)         4)       4)
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                               Common
  Debentures    $ 1.404   3/10/98   A          (1)        3/10/98  3/15/03   Stock     213,675                         D
------------------------------------------------------------------------------------------------------------------------------------
                                                                             Common
   Warrants     $ 1.404   3/10/98   A          (1)        3/10/98  3/15/05   Stock      32,375                         D
------------------------------------------------------------------------------------------------------------------------------------
                                                                             Common
   Warrants     $ 2.279   3/10/98   A          (1)        3/10/98  3/15/05   Stock      31,579             277,629     D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                               Common
  Debentures    $ 1.404   6/12/98   A          (2)        6/12/98  3/15/03   Stock      51,363                         D
------------------------------------------------------------------------------------------------------------------------------------
                                                                             Common
   Warrants     $ 1.404   6/12/98   A          (2)        6/12/98  3/15/05   Stock       7,782                         D
------------------------------------------------------------------------------------------------------------------------------------
                                                                             Common
   Warrants     $ 2.279   6/12/98   A          (2)        6/12/98  3/15/05   Stock       7,590             344,364     D
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified                                                                Common
Stock Options   $ 2.375   2/19/98   A                       (3)     2/19/08  Stock   1,000,000           1,344,364     D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                               Common
  Debentures    $1.1312    4/1/99   A          (4)         4/1/99   3/15/03  Stock       4,111                         D
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified                                                                Common
Stock Options   $ 1.125   4/12/99   A          (5)        4/12/00   4/12/09  Stock     100,000           1,448,475     D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                               Common
  Debentures    $2.4250    7/1/99   A          (4)         7/1/99   3/15/03  Stock       1,939           1,450,414     D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                               Common
  Debentures    $2.3063   10/1/99   A          (4)        10/1/99   3/15/03  Stock       1,789           1,452,203     D
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Non-qualified                                                                Common
Stock Options   $ 1.875   2/17/00   A          (5)        2/17/01   2/17/10  Stock     125,000           1,577,203     D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                               Common
  Debentures    $ 1.722    4/1/00   A          (4)         4/1/00   3/15/03  Stock       1,440           1,578,643     D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                               Common
  Debentures    $ 1.404   3/10/98   A               (6)   3/10/98   3/15/03  Stock    (106,837)                        D
------------------------------------------------------------------------------------------------------------------------------------
                                                                             Common
   Warrants     $ 1.404   3/10/98   A               (6)   3/10/98   3/15/05  Stock     (16,187)                        D
------------------------------------------------------------------------------------------------------------------------------------
                                                                             Common
   Warrants     $ 2.279   3/10/98   A               (6)   3/10/98   3/15/05  Stock     (15,789)          1,439,830     D

------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                               Common
  Debentures    $ 1.404   6/12/98   A               (6)   6/12/98   3/15/03  Stock     (25,681)                        D
------------------------------------------------------------------------------------------------------------------------------------
                                                                             Common
   Warrants     $ 1.404   6/12/98   A               (6)   6/12/98   3/15/05  Stock      (3,891)                        D
------------------------------------------------------------------------------------------------------------------------------------
                                                                             Common
   Warrants     $ 2.279   6/12/98   A               (6)   6/12/98   3/15/05  Stock      (3,795)                        D
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified                                                                Common
Stock Options   $1.1125   6/29/00   A         (5)         6/29/01   6/29/10  Stock     200,000           1,606,463     D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                               Common
  Debentures    $1.1125    7/1/00   A         (4)         7/01/00   3/15/03  Stock       2,087           1,608,550     D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                               Common
  Debentures    $ 1.404   6/12/98   A               (7)   6/12/98   3/15/03  Stock      (3,561)                        D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                               Common
  Debentures    $ 1.404   6/12/98   A               (7)   6/12/98   3/15/03  Stock      (3,561)                        D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                               Common
  Debentures    $ 1.404   6/12/98   A               (7)   6/12/98   3/15/03  Stock      (3,561)          1,597,867     D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                               Common
  Debentures    $ .9071   10/1/00   A          (4)       10/01/00   3/15/03  Stock       2,592           1,600,459     D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                               Common
  Debentures    $ 1.404   6/12/98   A               (7)   6/12/98   3/15/03  Stock      (3,561)                        D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                               Common
  Debentures    $ 1.404   6/12/98   A               (7)   6/12/98   3/15/03  Stock      (3,561)                        D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                               Common
  Debentures    $ 1.404   6/12/98   A               (7)   6/12/98   3/15/03  Stock      (3,561)          1,589,776     D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                               Common
  Debentures    $ .6258  01/01/01   A          (4)       01/01/01   3/15/03  Stock       3,503           1,593,279     D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                               Common
  Debentures    $  1.03  04/01/01   A          (4)       04/01/01   3/15/03  Stock       2,156           1,595,435     D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                               Common
  Debentures    $  2.22  07/01/01   A          (4)       07/01/01  3/15/03   Stock       1,013           1,596,448     D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                               Common
  Debentures    $  2.22  10/01/01   A          (4)       10/01/01  3/15/03   Stock       1,026           1,597,474     D
------------------------------------------------------------------------------------------------------------------------------------
5% Convertible
Senior Secured                                                               Common
  Debentures    $  1.86  01/01/02   A          (4)       01/01/02  3/15/03   Stock       1,239           1,589,713     D
------------------------------------------------------------------------------------------------------------------------------------

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



EXPLANATION OF RESPONSES:

(1) Purchased in connection with a private offering on March 10, 1998 consisting of a Convertible Debenture convertible at any time and Stock Purchase Warrants (32,375 shares of which are presently exercisable at $1.404 per share and 31,579 shares of which are presently exercisable at $2.279 per share).

(2) Acquired pursuant to an option exercise in June 1998, consisting of: (i) a Convertible Debenture, convertible at any time, (ii) Warrants to purchase share of common stock (7,782 shares of which are presently exercisable at $1.404 per share and 7,590 shares of which are presently exercisable at $2.279 per share)

(3) Options vest quarterly, with 62,500 options vesting every quarter effective May 1, 1998.

(4) Certain quarterly interest payments are paid in the form of convertible debentures.

(5)  Options vest 25% annually.

(6) Transferred without consideration of as part of a settlement agreement contained within a QDRO.

(7)  Transferred as gift without consideration.

                                    By: /s/ Michael k. Reicher  January 29, 2002
                                            ------------------
                                            Michael K. Reicher

                                              SIGNATURE OF REPORTING PERSON


INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.